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                                                               EXHIBIT (a)(1)(x)


         This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made only by the Offer to Purchase, dated December 23, 2002, and the related Letter of Transmittal and any amendments or supplements thereto, and is being made to all holders of Shares. The Offer will not be made to (and tenders will not be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

                           NOTICE OF OFFER TO PURCHASE
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                               LANDAIR CORPORATION
                                       AT
                          $13.00 NET PER SHARE IN CASH
                                       BY
                         LANDAIR ACQUISITION CORPORATION
                          A CORPORATION WHOLLY OWNED BY
                      SCOTT M. NISWONGER AND JOHN A. TWEED


         Scott M. Niswonger, Chairman of the Board and Chief Executive Officer of Landair Corporation ("Landair"), and John A. Tweed, President and Chief Operating Officer of Landair (Messrs. Niswonger and Tweed are collectively referred to as "Offerors"), through Landair Acquisition Corporation, a Tennessee corporation wholly owned by Offerors ("Purchaser"), are offering to purchase at a price of $13.00 per share, net to the seller in cash without interest thereon (the "Offer Price"), all outstanding shares of common stock, par value $.01 per share, of Landair (the "Shares"), on the terms and subject to the conditions specified in the Offer to Purchase and related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer"). A shareholder who is the record owner of his shares and tenders such shares to Offerors in the Offer will not have to pay brokerage fees or similar expenses. A shareholder who holds his shares through a broker, bank or other custodian and has such broker or nominee tender his shares on his behalf may be charged a fee for such broker's or nominee's services. Shareholders should consult their brokers and nominees to determine whether any charges will apply.
Offerors will pay all charges and expenses of SunTrust Bank, as Depositary (the "Depositary"), and MacKenzie Partners, Inc., as Information Agent (the "Information Agent"), incurred in connection with the Offer.

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON THURSDAY, JANUARY 23, 2003, UNLESS THE OFFER IS EXTENDED.

         THE OFFER IS CONDITIONED ON, AMONG OTHER THINGS, (i) PURCHASER'S RECEIPT OF PROCEEDS UNDER ITS FINANCING COMMITMENT FROM FIRST TENNESSEE BANK,
(ii) A SPECIAL COMMITTEE OF INDEPENDENT MEMBERS OF LANDAIR'S BOARD OF DIRECTORS RECOMMENDING THAT LANDAIR'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER; AND (iii) THE


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TENDER OF A SUFFICIENT NUMBER OF SHARES SUCH THAT, AFTER THE SHARES ARE
PURCHASED PURSUANT TO THE OFFER, OFFERORS WOULD OWN AT LEAST 90% OF THE OUTSTANDING COMMON STOCK.

         The purpose of the Offer is to acquire as many outstanding Shares as possible as a first step in acquiring the entire equity interest in Landair. If the Offer is successful and Offerors own at least 90% of the outstanding Shares, Offerors will cause Purchaser to merge Landair and Purchaser in a short-form merger (the "Merger"). In the Merger, each outstanding Share that is not owned by Offerors (other than Shares held by Landair shareholders who dissent from the Merger and perfect their dissenters' rights under the Tennessee Business Corporation Act (the "TBCA")) will be converted into the right to receive in cash an amount per Share equal to the Offer Price, without interest, less any required withholding tax upon the surrender of the certificate(s) representing such Shares.

         The Offer is being made without prior approval of the Landair Board of Directors. The Landair Board of Directors must file with the Securities and Exchange Commission (the "SEC") and provide to Landair's shareholders a "Solicitation/Recommendation Statement on Schedule 14D-9" within ten business days from the date of this document. The Landair board of directors appointed a special committee of independent directors authorized, as appropriate, to consider and to make recommendations with respect to the Offer, including making a recommendation with respect to the position that the full Landair board of directors should take in connection with the Schedule 14D-9. All shareholders should review carefully the Schedule 14D-9 when it becomes available.

         Upon the terms and subject to the conditions set forth in the Offer (including the terms and conditions set forth in Section 11, "The Offer--Certain Conditions of the Offer," of the Offer to Purchase, and if the Offer is extended or amended, the terms and conditions of such extension or amendment (the "Offer Conditions")), Purchaser will accept for payment, and pay for, Shares validly tendered on or prior to the Expiration Date (as defined herein) and not withdrawn as permitted by Section 4, "The Offer--Rights of Withdrawal," of the Offer to Purchase. The term "Expiration Date" means 12:00 midnight, Eastern Standard Time, on January 23, 2003, unless and until Purchaser shall have extended the period for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by Purchaser, shall expire. The period until 12:00 midnight, Eastern Standard Time, on January 23, 2003, as such may be extended is referred to as the "Offering Period." If there is a Subsequent Offering Period (as defined in the Offer to Purchase), all Shares tendered during the Offering Period will be immediately accepted for payment and promptly paid for following the expiration thereof and Shares tendered during a Subsequent Offering Period will be immediately accepted for payment and paid for as they are tendered. Subject to applicable rules of the SEC, Purchaser expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after (i) timely receipt by the Depositary of certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"); (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature


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guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal; and
(iii) any other required documents.

         For purposes of the Offer, Purchaser will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering shareholders for the purpose of receiving payments from Purchaser and transmitting such payments to the tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE FOR TENDERED SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

         Subject to the applicable rules and regulations of the SEC, Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Offering Period by giving oral or written notice of such extension to the Depositary. During any such extension of the Offering Period, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering shareholder to withdraw such shareholder's Shares. See Section 4, "The Offer--Rights of Withdrawal," of the Offer to Purchase. Subject to the applicable regulations of the SEC, Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time prior to the Expiration Date, (i) to delay acceptance for payment of or (regardless of whether such Shares were theretofore accepted for payment) payment for, any tendered Shares, or to terminate or amend the Offer as to any Shares not then paid for, on the occurrence of any of the events specified in
Section 11, "The Offer--Certain Conditions of the Offer," of the Offer to Purchase, and (ii) to waive any condition and to set forth or change any other term and condition of the Offer. If Purchaser elects to provide a Subsequent Offering Period, it expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the Subsequent Offering Period (not beyond a total of 20 business days) by giving oral or written notice of such extension to the Depositary. If Purchaser accepts any Shares for payment pursuant to the terms of the Offer, it will accept for payment all Shares validly tendered during the Offering Period and not withdrawn, and, on the terms and subject to the conditions of the Offer, including but not limited to the Offer Conditions, it will promptly pay for all Shares so accepted for payment and will immediately accept for payment and promptly pay for all Shares as they are tendered in any Subsequent Offering Period. Purchaser confirms that its reservation of the right to delay payment for Shares that it has accepted for payment is limited by Rule 14e-1(c) under the Securities Exchange Act of 1934, which requires that a tender offeror pay the consideration offered or return the tendered securities promptly after the termination or withdrawal of a tender offer.

         Tenders of Shares made pursuant to the Offer are irrevocable except that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offering Period and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after sixty days from the date of the original tender offer. There will be no withdrawal rights during any Subsequent Offering Period for Shares tendered during the Subsequent Offering Period.

         For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number or amount of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in
Section 3, "The Offer--Procedure for Tendering Shares," of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. None of Offerors, Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

         Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered at any time prior to the Expiration Date (or during a Subsequent Offering Period if one is provided) by following any of the procedures described in the Offer.

         If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to Purchaser's rights under this Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as set forth in Section 4, "The Offer--Rights of Withdrawal," of the Offer to Purchase. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

         The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local, foreign and other income tax laws). In general, for United States federal income tax purposes, a holder of Shares will recognize gain or loss equal to the difference between the holder's adjusted tax basis in the Shares sold pursuant to the Offer or converted to cash in the Merger and the amount of cash received therefor. Gain or loss must be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) sold pursuant to the Offer or converted to cash in the Merger. If the Shares exchanged constitute capital assets in the hands of the shareholder, gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 20% if the Shares were held for more than one year on


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the date of sale (or, if applicable, the date of the Merger), and if held for one year or less they will be subject to tax at ordinary income tax rates. Certain limitations may apply on the use of capital losses.

         All shareholders should consult with their own tax advisors as to the particular tax effects of the Offer and the Merger to them, including the applicability and effect of any state, local and other tax laws. For a more complete description of certain U.S. federal income tax consequences of the Offer and the Merger, see Section 5, "The Offer--Certain Federal Income Tax Consequences of the Offer," of the Offer to Purchase.

         The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

         Landair has provided Purchaser with Landair's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar person whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

         THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

         To obtain further information about the Offer, at Purchaser's and Offerors' expense, contact the Information Agent. The Information Agent for the Offer is:


                       [MACKENZIE PARTNERS, INC. LOGO]

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